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                                                                    Exhibit 99.1

                               PLATO LEARNING, INC
                      FISCAL YEAR 2004 Q3 FINANCIAL RELEASE
                                 CONFERENCE CALL
                                 AUGUST 26, 2004


JOHN MURRAY

Good afternoon, this is John Murray, Chairman, President and CEO of PLATO Learning, Inc. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today are Greg Melsen, our Vice President and Chief Financial Officer, Larry Betterley, our Vice President Finance and Chief Accounting Officer and Steve Schuster, our Vice President and Treasurer.

As is customary, let me first remind you that any forward-looking statements made by the Company are subject to the risks and uncertainties as outlined in the Company's filings with the Securities and Exchange Commission, including our annual report as filed on Form 10-K for our fiscal year ended October 31, 2003.

The content of our web cast contains time-sensitive information that is accurate only as of today, August 26, 2004. This call is the property of PLATO Learning, Inc. Any redistribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning, Inc. is strictly prohibited.

I will now make a few opening remarks, Greg Melsen will comment on the financial results and then I will make some concluding comments. We will then all be available to answer your questions.

The revenue results we announced today for our third quarter of fiscal 2004 were consistent with the guidance shared in our August 11 press release and subsequent conference call. As our investors understand, our business model is heavily dependent on revenues and revenue growth. While this quarter's proforma revenue growth of 6% did not meet our internal expectations, we believe this growth is more significant than any of our competitors, as is the 9% proforma growth we have achieved in the first nine months of this fiscal year. Due to stronger expense leverage and control, our earnings per share were stronger than the revenue shortfall might have indicated.

This lower than anticipated revenue growth should not overshadow the significant accomplishments achieved this quarter. Consider these milestones and successes:

     o Our $40.6 million of revenues were the largest quarterly revenues in the Company's history

     o Our $6.9 million of operating income this quarter were also the highest in the Company's history and more than triple the operating income earned in the third quarter of fiscal 2003

     o We again demonstrated our ability to control and leverage our expense structure


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     o    We substantially improved our comparable, proforma bottom line per share metrics for both the quarter and fiscal year

     o We added over $9 million to our cash and marketable securities balances

     o We added over $5 million to our deferred revenue balances during the third quarter

     o And during August, we passed $100 million of annual revenues for the first time in Company history. This is a huge accomplishment for PLATO Learning or any other company.

These advancements have also positioned us to take advantage of additional opportunities. I have spent the past couple of weeks visiting with our field sales personnel and sales management and talking with educators, educational administrators, politicians and independent market analysts. These discussions highlighted the continuing difficulties and struggles in the education industry, but confirmed our belief that the funding environment is slowly improving.

There are also a number of factors and trends that are impacting our business and a number of matters to which we need to devote additional attention. First, we remain heavily dependent on license fee revenues, despite our progress in building our subscription business and deferred revenue balances. License fee revenues were over $25 million and more than 60% of this quarter's revenues. This level of sales requires a tremendous number of transactions and can only be accomplished with large deals.

This leads to my second observation regarding the size of transactions this quarter and during the first nine months of the fiscal year. On a proforma basis, the number of our large deals this quarter was lower than in the comparable quarter of last year but of approximately the same total value. However, the number of our large deals was up 11% during the first nine months of this fiscal year and the value of these orders was up about 21%. These transactions are the drivers of our growth in both revenues and deferred revenues this year. This analysis summarizes our reliance on these larger deals and should also remind all of us that closing of a large deal or two, or the failure to close such deals, can have a huge impact on any given quarter's revenues.

My third observation focuses on areas where we have fallen short of our original expectations and on the actions we need to take. On our August 11 conference call we discussed both external factors, such as general economic and market conditions, and a number of internal issues including the status of integrating the Lightspan transaction, the structure, compensation and training of our sales force and the predictability and monitoring of revenue results.

Our conclusions after a couple of more weeks of review are the same. The bottom line is that there is nothing fundamentally broken in the business, but that much opportunity remains for us to tighten our operations. For example, we can do better at marketing and selling certain of our products. Our Assessment and Early Reading products are good illustrations. We are achieving reasonable growth from sales of these products, but could achieve deeper market penetration with better focus.


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We are striving for continuous improvement and are confident that we are building a business with market dominance and ultimately, greater predictability and more steady, profitable revenue growth. We have successfully grown revenues and deferred revenues at rates greater than our competitors, despite softer than expected market conditions. We are focused on continually improving our operations and we have more accomplish in order to maximize the return on our assets. Before providing more commentary on our operations and prospects, I will ask Greg to provide you the financial details underlying today's press release.

GREG MELSEN - Thank you, John.

Q3 OPERATIONS:

Revenues for third quarter of fiscal year 2004 totaled $40.6 million, a $2.3 million or a 6% increase versus the $38.3 million of combined revenues reported by PLATO Learning and Lightspan in the comparable period of fiscal 2003. Our net income for the third quarter of fiscal 2004 was $6.7 million, or $0.29 per diluted share, as compared to net income of $285,000, or $0.02 per diluted share, for the same period of 2003. The third quarter results for the period ended July 31, 2003 included tax expense of $1.6 million, or $0.10 per diluted share, without which the Q3 fiscal 2003 income would have been $0.12 per share. And finally, only $150,000 or tax expense was recorded for the quarter ended July 31, 2004, equivalent to a penny per share, because of cumulative losses incurred year-to-date in fiscal 2004.

Our revenues for the first half of the fiscal year have grown 9% on a combined basis.

Let's review more detail regarding various aspects of our operations and financial position, starting with the components of revenue.

REVENUES:

Our overall revenue results for the quarter were again propelled by strong subscription and services growth. We have included supplemental information in today's press release that reconciles from the revenue PLATO Learning reported last year to that which we reported today, with consideration to the acquisition of Lightspan. Our year-to-date results also reflect the fact that the acquisition did not close until mid-November.

License fee revenues in the third quarter of fiscal 2004 were $25.4 million, a $1.1 million or a 5% increase versus the $24.3 million of combined revenue that would have been reported had PLATO Learning and Lightspan been consolidated for the comparable period of 2003. Despite this improvement in license revenues growth, we continue to see a shift away from perpetual licenses to our subscription-based products, partly due to our move in this direction and partly due to the current funding climate. This is evidenced by subscription revenues growth of over $1 million or a 22% increase versus the combined subscription revenues the two entities reported last year in the period ended July 31, 2003.



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Professional services revenue increased about $1.1 million or 17% in the third quarter of fiscal 2004 as compared to the same quarter of last year, assuming the entities were combined in both periods. Similar to previous quarters, most of this growth derives from increased services to correlate curriculum to standards and to aid in the professional development of teachers.

Our July 31, 2004 deferred revenue balance was $42.9 million and almost $5 million or 12% higher than at April 30, 2004. This increase was aided by normal seasonality trends. The July 31, 2004 deferred revenue balance is, however, $3.2 million or 8% higher than the $39.7 million of deferred revenue the combined PLATO Learning and Lightspan entities had at July 31, 2003.

GROSS PROFIT:

The overall gross profit margin of 71.7%, or 370 basis points higher than the 68.0% gross margin earned in the third quarter of fiscal 2003 and 950 basis points higher than the 62.2% gross margin earned in the second quarter of fiscal 2004. These gross margin improvements occurred despite the increases in services revenues, which carry gross margins lower than gross margins of the entire Company.

Our gross margins for license and subscription revenue are impacted by the amortization being charged against these categories for the cost of acquired technologies. As we grow quarterly and annual revenues in these classifications, we expect to achieve gross margin improvement because growing revenues will be matched against a fixed or straight-line amortization cost. The improvement you see in the gross margins associated with license fee and subscription revenues supports this guidance.

Our gross margins in the services area were about 43%. We do not expect the gross profit margins for this revenue category to greatly improve or decline over time. We expect services gross margins to remain about 40% in the future.

OPERATING EXPENSES:

Our total operating expenses in the third quarter of fiscal 2004 were $22.2 million. This compares to $27.8 million of operating expenses for the combined companies during last year's quarter ended July 31, 2003. On a standalone basis, both PLATO Learning and Lightspan had operating expense of about $13.9 million (excluding restructuring charges), in their quarters ended July 31, 2003. Excluding amortization, combined operating expenses decreased by about $4.8 million this quarter versus the same quarter last year, again assuming that the companies were combined in both periods. This change quantifies the achievement of our third quarter goal of extracting this amount of costs from the combined entity. When measuring the improvement in operating expenses, it is also important to realize that combined revenues increased by over $2 million this quarter versus the comparable quarter last year. This increased revenue added about $300,000 of variable commissions, bad debt, marketing and other costs to this quarters cost structure.


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Similar progress is shown if you compare our combined operating expenses in the third quarter of fiscal 2004 to the combined operating expenses of our previous quarter, the quarter ended April 30, 2004. In Q2 of this fiscal year, our combined operating expenses totaled $23.3 million. Thus, our combined operating expenses dropped by almost $1.0 million when comparing sequential quarters. This again exceeded our third quarter goal of extracting another $600,000 million of synergies from the combined PLATO Learning and Lightspan entities. This improvement is even more significant when considering the $8 million revenue increase that occurred between Q2 and Q3, adds about $1.2 million of variable commissions, bad debt, marketing and other costs to this quarter's cost structure.

The progress we have achieved thus far this fiscal year, supports the likelihood of us reaching our goal of $17.5 million of cost reductions in this fiscal year, which equates to $22.5 million if annualized.

EFFECTIVE INCOME TAX RATE:

Now, allow me to remind you of our tax position. You will see we have recorded only minimal tax expense in this period even though we achieved about $6.9 million of pretax income. The $150,000 of tax expense this quarter relates to nondeductible goodwill.

At October 31, 2003, PLATO Learning had federal net operating loss carryforwards in the United States of approximately $18.5 million. At that time, we had sufficient prior profitability to give us comfort that we could utilize this asset. However, the merger with Lightspan required us to reassess our ability to recover these deferred assets, especially in light of the significant operating losses Lightspan had accumulated during its history.

As a result of this reassessment, we have provided a full valuation allowance against both PLATO Learning's deferred tax asset and Lightspan's deferred tax asset in our accounting for the acquisition. This position also means we will not record any tax credits or any tax expense, other than that for nondeductible goodwill, until we begin accumulating pretax profits. We expect that we will again be profitable in Q4 and, if we accomplish this goal, we will only record a tax expense to the extent that pretax income exceeds the pretax losses accumulated in prior periods.

Our internal financial models are now assuming a consolidated tax rate of about 60% for the entire fiscal year. As explained on prior conference calls and in our SEC filings, our effective tax rate for the fiscal year and future quarters and fiscal years is extremely dependent on us achieving both our overall operational goals and our operational goals in each of the United States, Canada and in the U.K. The extent of any effective rate variance versus that planned is highly dependent on our operating results in the U.K. A larger than expected loss in the U.K. will likely result in a higher effective rate for the consolidated company. Conversely, if our U.K. subsidiary is more profitable than planned, our assumed effective tax rate could decline.


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BALANCE SHEET AND CASH FLOW:

Let me close with a few balance sheet and cash flow highlights. Our cash generating ability is one of our greatest strengths and EBITDA is perhaps the best indicator of cash generation. We calculate EBITDA as our operating income or loss plus depreciation, amortization and restructuring charges. The information needed to calculate these amounts is available in our statements of operations and cash flow as well as a supplemental chart provided with today's press release. Obviously, you are welcome to adjust this calculation, compute EBITDA per share or perform any other analysis you desire. Also, because of the seasonality of our business, performing this computation on a rolling 12-month basis seems most appropriate. Using this definition:

     o We generated about $17.9 million of EBITDA during the past 12 months as compared to $4.9 million in the 12 month period ended July 31, 2003.

     o We generated about $12.4 million of cash from operations this fiscal quarter versus $5.2 of cash generated from operations during the third quarter of last year.

     o Cash and marketable securities totaled $31.0 million at July 31, 2004, up over $9 million from our April 30, 2004 balances. Our $6.7 million of net earnings this quarter, combined with about $2 million of intangible amortization and improvement in our accounts receivable metrics drove this cash improvement. We believe our business model will provide for significant annual cash generation, subject to seasonal changes in cash usage and generation.

     o    We remain free of any bank borrowings or similar debt.

     o We continue to capitalize courseware development costs and purchase capital equipment at about the same rate as we amortize these items. We capitalized about $3.3 million for these items this quarter versus amortization of about $3.4 million. Courseware capitalization was in excess of related amortization, primarily in the U.K. where we devoted substantial resources to develop science and other courseware. These projects are important if we are to benefit from the relationships acquired with the New Media transaction.

     o And finally, we did not repurchase any common stock during the quarter. However, about $1.3 million remains available under a stock repurchase plan approved by our Board. This plan has no termination date and we will use this remaining authorization to repurchase shares, subject to prevailing market conditions and typical blackout periods that precede and follow the end of our quarters.


This concludes my formal comments. Let me turn it back to John for his final comments.


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JOHN MURRAY

Thank you, Greg.

The last couple of years have been extremely challenging for the education industry from a funding perspective and in terms of how school districts receive and spend these funds. As a result of these continued financial pressures, schools and school districts are reacting in a number of ways. We summarized these reactions in our second quarter conference call and I believe they are worth repeating.

First, schools and school districts are willing to invest monies in products and services that offer measurable results, as well as those that meet their most critical needs. Certain of our products and services directly help address these important issues. Our products and services related to assessment and accountability, curriculum management, early reading and special education all have tremendous value propositions.

Second, we continue to see customers shift away from perpetual license purchases and move to accessing our products on a subscription basis. This movement puts additional pressure on quarterly revenues during a time of funding shortages. However, it also provides us greater predictability into future revenues, on-going contact with our customers, and a high likelihood of subscription renewal.

Finally, we are seeing more requests for proposals and larger district-type deals. These opportunities are at the request of schools and school districts that are looking to use the full suite of PLATO products and services to improve their performance and address their accountability requirements. As stated in prior quarters, we are finding that a larger percentage of these big deals include accountability solutions and professional services revenue. Thus, more revenue on these large deals is being deferred. This trend is a contributing to the on-goings increases in our 12-month deferred revenues.

A couple of weeks ago we announced that we anticipated revenues for the fiscal year ending October 31, 2004 would be in the range of $143.0 million to $147.0 million. We still believe this to be a reasonable range for expected fiscal year revenues, especially considering the continued uncertainties surrounding funding and purchasing decisions and the positive or negative impact larger deals can have on our quarterly revenues.

The mid point of our projected revenue range for the year would produce about 10.5% revenue growth. We believe this rate of growth is in excess of that being accomplished by our competitors and the industry as a whole. Achieving this level of revenues would also produce net earnings that would be a significant improvement as compared to the $0.10 loss that PLATO Learning incurred as a stand-alone company in fiscal 2003 and considering the slightly dilutive impact of the Lightspan transaction this fiscal year. It is an even greater improvement against the $0.89 proforma fiscal 2003 losses of the combined PLATO Learning and Lightspan entities.


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While we still believe it is possible to achieve fiscal 05 revenue growth consistent with our prior guidance, we now believe the likelihood of accomplishing this level of growth will only be possible in the event of significant funding improvement and the securing of a substantial number of larger deals. In the absence of more confidence regarding short-term funding improvement, we believe it is more reasonable to expect fiscal 2005 revenues to grow by around 10% versus fiscal 2004 revenues. Although this revenue growth is lower than previously anticipated, we are committed to looking for further expense leverage to soften the earnings impact of this lower revenue growth rate. Accomplishing 10% revenue growth in fiscal 2005 could enable us to triple our earnings per share as compared to fiscal 2004, depending on our final fiscal 2004 performance.

Since I have highlighted that net earnings are expected to benefit from the Company's continued leverage of operations, this topic deserves a couple of additional comments. Greg has summarized some of the key trends and assumptions underlying our business model. These include:

     o gross margins that should increase with high revenue volumes due to the fix amortization charges included in cost of sales,

     o expense leverage that has resulted with higher revenues and cost cutting actions taken following the Lightspan merger,

     o operating expenses that fluctuate each quarter on revenue volumes due to variable commission, marketing and bad debt expenses, and

     o an annualized effective tax rate that is highly dependent on the pre-tax earnings and operating performance in both the U.S. and U.K.

We will provide further guidance at the end of the year. As always, these projections remain highly dependent on continuing availability and steady improvement of budgets, especially at the state level. If funding improves further, or if we can close a number of larger deals and/or realize cross-selling synergies with the former Lightspan sales team we can envision top-line growth near the upper end of the projected range. Accomplishing the upper end of the range would provide bottom-line drop-through, due to the financial leverage of our business model.

There is no question K-12 funding remains under pressure and we expect no immediate and total cure. However, as we have stated in recent quarters, we see indications of improvement and are optimistic about our strategic direction and position in the marketplace.

While the revenue this quarter fell short of our expectation, this was overall still a good quarter for us. We achieved strong revenue growth and we substantially reduced the operating expenses of the combined companies. Our growth in our subscription and services revenue and the related deferred revenue balances are also extremely important as it helps us build relationships with teachers which will result in more successful use of our products and more repeat sales.

I think it is worth noting three things with respect to the importance of our deferred revenue build-up.


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     o    First, many companies have shifted from a perpetual license business model, with fully inclusive services, to a business model where licenses and services are sold under a subscription or annuity model. Many of these companies have suffered major year-over-year declines in revenues, especially during the time of transition. PLATO Learning has not suffered this. Instead, we have moved to having about 40% of our revenues being derived from subscriptions and services and not being dependent on in perpetuity licenses and revenue growth, while still growing revenues at a rate we believe exceeds market growth.

     o Second, had we not made this shift to a subscription or annuity model, there is no question our revenues would have been higher during the last three to four years, with significantly higher earnings. However, this would have come at the expense of our deferred revenue build-up. While it may have been nice to have these short-term gains, I believe very strongly that it is better for the Company and its shareholders to strengthen the Company for the long-term, especially in building this subscription or annuity model and a stronger balance sheet.

     o Third, our deferred revenue balance of $43 million at July 31 does not include about $15.4 million related to the Idaho state contract and about $14 million from our contract with the Department of the Navy. The value of these contracts has been excluded from our balance sheet because their ultimate realization is dependent on delivery of services, accomplishment of milestones and customer acceptance. Also not included in our reported deferred revenue balance is almost $4 million from charter school clients, supplemental service contracts and other others users of our products and services where we have moved to cash based revenue recognition or where products and services will be provided at a later time. This totals about $33 million of contracts not included in our deferred revenue balances should their full value be realized.

As stated in prior quarters, I believe PLATO Learning is continually improving and is stronger and better positioned today than it was a quarter or year ago. We are excited about the prospects for the fourth quarter of fiscal 2004 and beyond. The management team and all employees are committed to success and delivery of improved revenue growth and profitability.

We are now available to answer your questions.



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